                                                                   EXHIBIT h(14)

                      [New England Funds Management, L.P.]



February   , 1999


New England Funds Trust I
New England Funds Trust II
New England Funds Trust III
399 Boylston Street
Boston, Massachusetts 02116

      Re: Fee Waiver/Expense Reimbursement
          --------------------------------

Ladies and Gentlemen:

      New England Funds Management, L.P. notifies you that it will waive its management fees (and, to the extent necessary, bear other expenses of the above captioned Funds) through May 1, 2000 to the extent that expenses of each class of a Fund, exclusive of brokerage, interest, taxes and deferred organizational and extraordinary expenses, would excess the following annual rates:

      Name of Fund                              Expense Cap
      ------------                              -----------

      New England International Equity Fund
                                          2.00% for Class A shares
                                          2.75% for Class B shares
                                          2.75% for Class C shares
                                          1.40% for Class Y shares

      New England Bullseye Fund           1.75% for Class A shares
                                          2.50% for Class B shares
                                          2.50% for Class C shares

      New England Equity Income Fund
                                          1.50% for Class A shares
                                          2.25% for Class B shares
                                          2.25% for Class C shares

      New England Massachusetts Tax Free  1.00% for Class A shares
            Income Fund                   1.65% for Class B shares

      New England Tax Free Income         0.85% for Class A shares
            Fund of New York              1.60% for Class B shares

      New England Intermediate Term Tax   0.85% for Class A shares
             Free Fund of California      1.60% for Class B shares

      New England Short Term Corporate    0.70% for Class A shares
            Income Fund                   1.45% for Class B shares
                                          1.45% for Class C shares

      During the period covered by this letter agreement, the expense cap arrangement set forth above for each of the Funds may only be modified by a majority vote of the "non-interested" Trustees of the Trust or Trusts affected.

      For purposes of determining any such waiver or expense reimbursement, expenses of the class of the Funds shall not reflect the application of custodial, transfer agency or other credits or expenses offset arrangements that may reduce Fund expenses.

      We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements for the above captioned Funds on Form N-1A with the Securities and Exchange Commission, in accruing each Fund's expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

                                    New England Funds Management, L.P.



                                    By:
                                        ------------------------------
                                    Title:
                                          ----------------------------